C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2021 Second Quarter Results
MINNEAPOLIS, MN, July 27, 2021 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended June 30, 2021.
Second Quarter Key Metrics:
•Total revenues increased 52.5% to $5.5 billion
•Gross profits increased 21.9% to $744.4 million
•Adjusted gross profits(1) increased 21.9% to $749.2 million
•Income from operations increased 38.0% to $260.6 million
•Adjusted operating margin(1) increased 410 basis points to 34.8%
•Diluted earnings per share (EPS) increased 35.8% to $1.44
•Cash flow from operations decreased $297.8 million to $149.3 million
(1) Adjusted gross profits and adjusted operating margin are Non-GAAP financial measures. The same factors described in this release that impacted these Non-GAAP measures also impacted the comparable GAAP measures. Refer to page 10 for further discussion and a GAAP to Non-GAAP reconciliation.

"During the second quarter, we delivered record financial results by staying focused on serving the needs of our customers and keeping their global supply chains moving in a capacity-constrained environment," said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. "Our largest services delivered both year-over-year and sequential growth in total volumes, revenues and adjusted gross profit, which resulted in quarterly highs for Robinson in total volumes, revenues, adjusted gross profit and operating income. I believe the team at Robinson is the most capable team of supply chain experts in the world, and I’m incredibly proud of how our team has helped thousands of customers navigate globally disrupted supply chains and delivered strong results for our shareholders."

Second Quarter Results Summary
•Total revenues increased 52.5% to $5.5 billion, driven primarily by higher pricing and higher volume across most of our services.
•Gross profits increased 21.9% to $744.4 million. Adjusted gross profits increased 21.9% to $749.2 million, primarily driven by higher volume in our ocean, truckload, less than truckload ("LTL") and air services and higher adjusted gross profit per shipment in our ocean and truckload services.
•Operating expenses increased 14.8% to $488.6 million, due to higher personnel expenses. Personnel expenses increased 20.8% to $362.9 million, primarily due to higher incentive compensation costs and also due to the benefit realized in the second quarter of 2020 from our short-term cost reduction initiatives. Average headcount increased 0.7%. Selling, general and administrative ("SG&A") expenses of $125.7 million increased 0.4%.
•Income from operations totaled $260.6 million, up 38.0% due to the increase in adjusted gross profits. Adjusted operating margin of 34.8% increased 410 basis points.
•Interest and other expenses totaled $13.5 million, consisting primarily of $12.7 million of interest expense, which increased $0.4 million versus last year due to a higher average debt balance. The second quarter also included a $1.9 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 21.6% compared to 19.4% in the second quarter last year. The rate increase was due primarily to a tax benefit in the second quarter of 2020 from delivery of a one-time deferred stock award that was granted to the company's prior Chief Executive Officer in 2000.
•Net income totaled $193.8 million, up 34.6% from a year ago. Diluted EPS of $1.44 increased 35.8%.

Year-to-Date Results Summary

•Total revenues increased 39.1% to $10.3 billion, driven primarily by higher pricing and higher volume across most of our services.
•Gross profits increased 22.8% to $1.4 billion. Adjusted gross profits increased 22.8% to $1.5 billion, primarily driven by higher adjusted gross profit per shipment in our ocean and truckload services and higher volume in our ocean, less than truckload ("LTL") and air services.
•Operating expenses increased 9.4% to $1.0 billion. Personnel expenses increased 14.8% to $723.7 million, primarily due to higher incentive compensation costs and also due to the benefit realized in 2020 from our short-term cost reduction initiatives. SG&A expenses decreased 3.8% to $243.9 million, primarily due to lower credit losses and travel expenses.
•Income from operations totaled $483.9 million, up 62.3% from last year, primarily due to the increase in adjusted gross profits. Adjusted operating margin of 33.3% increased 810 basis points.
•Interest and other expenses totaled $24.8 million, which primarily consists of $24.9 million of interest expense. The six-month period also included a $4.8 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses. These expenses were partially offset by a $2.9 million local government subsidy in Asia for achieving specified performance criteria that was almost entirely offset by a reduction in foreign tax credits within the provision for income taxes.
•The effective tax rate for the six months was 20.1% compared to 18.6% in the year-ago period. The rate increase was due primarily to a tax benefit in 2020 from delivery of a one-time deferred stock award that was granted to the company's prior Chief Executive Officer in 2000.
•Net income totaled $367.1 million, up 65.3% from a year ago. Diluted EPS of $2.71 increased 65.2%.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% change	2021	2020	% change
Total revenues	$3,585,481	$2,475,292	44.9%	$6,796,904	$5,299,037	28.3%
Adjusted gross profits(1)	436,596	379,556	15.0%	857,704	752,334	14.0%
Income from operations	151,092	136,846	10.4%	287,876	235,372	22.3%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for C.H. Robinson's NAST segment totaled $3.6 billion, an increase of 44.9% over the prior year, primarily driven by higher truckload pricing and an increase in LTL and truckload shipments. NAST adjusted gross profits increased 15.0% in the quarter to $436.6 million. Adjusted gross profits in truckload increased 13.6% due to a 7.0% increase in adjusted gross profit per load and a 6.0% increase in shipments. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 42.0% in the quarter, while truckload linehaul cost per mile, excluding fuel surcharges, increased approximately 47.5%. LTL adjusted gross profits increased 21.6% versus the year-ago period, as LTL volumes grew 23.5%. NAST overall volume growth was approximately 16.0%. Operating expenses increased 17.6% primarily due to higher incentive compensation and also due to the benefit realized in 2020 from our short-term cost reduction initiatives. Income from operations increased 10.4% to $151.1 million, and adjusted operating margin declined 150 basis points to 34.6%. NAST average headcount was down 5.5% in the quarter.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% change	2021	2020	% change
Total revenues	$1,450,794	$707,820	105.0%	$2,606,833	$1,238,204	110.5%
Adjusted gross profits(1)	238,754	162,960	46.5%	453,054	291,274	55.5%
Income from operations	108,212	58,775	84.1%	198,801	70,734	181.1%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the Global Forwarding segment increased 105.0% to $1.5 billion, primarily driven by higher pricing in ocean services and higher volume in both our ocean and air services, reflecting the strong demand environment, market share gains and strained capacity. Adjusted gross profits increased 46.5% in the quarter to $238.8 million. Ocean adjusted gross profits increased 91.7%, driven by higher adjusted gross profit per shipment and a 29.0% increase in volumes. Adjusted gross profits in air increased 1.2% driven by a 42.5% increase in metric tons shipped. Customs adjusted gross profits increased 31.1%, primarily driven by a 34.0% increase in transaction volume. Operating expenses increased 25.3%, primarily driven by increased salaries, technology and incentive compensation expenses and partially offset by lower amortization expense. Second quarter average headcount increased 3.9%. Income from operations increased 84.1% to $108.2 million, and adjusted operating margin expanded 920 basis points to 45.3% in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% change	2021	2020	% change
Total revenues	$496,451	$444,734	11.6%	$932,858	$895,613	4.2%
Adjusted gross profits(1):
Robinson Fresh	$29,940	$30,202	(0.9)%	$54,888	$57,660	(4.8)%
Managed Services	26,234	23,503	11.6%	51,790	46,030	12.5%
Other Surface Transportation	17,652	18,232	(3.2)%	34,120	35,108	(2.8)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter Robinson Fresh adjusted gross profits decreased 0.9% to $29.9 million, primarily due to a decline in profit per case, partially offset by an 8.0% increase in volume. Managed Services adjusted gross profits increased 11.6% in the quarter, primarily due to an 18.5% increase in volume. Other Surface Transportation adjusted gross profits decreased 3.2% to $17.7 million, primarily due to a 5.2% decline in Europe truckload adjusted gross profits.

Other Income Statement Items
The second quarter effective tax rate was 21.6%, up from 19.4% last year. We expect our 2021 full-year effective tax rate to be 20% to 22%.
Interest and other expenses totaled $13.5 million, consisting primarily of $12.7 million of interest expense, which increased $0.4 million versus last year due to a higher average debt balance. The second quarter also included a $1.9 million unfavorable impact from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were down 0.6% due primarily to share repurchases over the prior nine months.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $149.3 million in the second quarter, compared to $447.1 million of cash generated in the second quarter of 2020. The $297.8 million decrease in cash flow was driven primarily by an outsized improvement in operating working capital in second quarter of 2020. Sequentially, operating working capital increased by $81.8 million or 5.6% in the second quarter of 2021, compared to a sequential increase of 6.7% in total adjusted gross profits.
In the second quarter of 2021, $204.8 million of cash was returned to shareholders, with $135.1 million in total repurchases of common stock and $69.7 million in cash dividends.
Capital expenditures totaled $16.3 million in the quarter. We continue to expect 2021 capital expenditures to be $55 million to $65 million, with the majority dedicated to technology.

Outlook
"Our record results demonstrated the strength of our non-asset-based business model that includes a diverse portfolio of services. Given the current structural constraints around expansion of supply, coupled with a continued reopening of the economy and other factors, we expect the current market conditions to persist through 2021," Biesterfeld stated. "Within NAST, we expect to grow our truckload and LTL volume during the remaining quarters of this year. Within our Global Forwarding business, there continues to be a robust pipeline of business and, as we move toward the peak holiday season, we expect ocean and air demand to remain strong into early 2022. Overall, we'll stay the course with our strategy of pursuing market share gains that align with our profitability expectations. And we'll continue to invest back into the business, in order to drive innovation, improve service to our customers and carriers, and drive growth across our global suite of modes and services."

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $21 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 105,000 customers and 73,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2021 Earnings Conference Call
Tuesday, July 27, 2021; 5:00 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% change	2021	2020	% change
Adjusted gross profits(1):
Transportation
Truckload	$308,027	$278,366	10.7%	$608,050	$543,292	11.9%
LTL	129,868	106,956	21.4%	251,421	220,865	13.8%
Ocean	150,986	78,853	91.5%	286,496	148,755	92.6%
Air	53,057	52,405	1.2%	98,951	80,743	22.6%
Customs	25,513	19,461	31.1%	49,735	40,654	22.3%
Other logistics services	53,692	49,980	7.4%	105,432	93,717	12.5%
Total transportation	721,143	586,021	23.1%	1,400,085	1,128,026	24.1%
Sourcing	28,033	28,432	(1.4)%	51,471	54,380	(5.3)%
Total adjusted gross profits	$749,176	$614,453	21.9%	$1,451,556	$1,182,406	22.8%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% change	2021	2020	% change
Revenues:
Transportation	$5,240,448	$3,348,611	56.5%	$9,800,675	$6,890,729	42.2%
Sourcing	292,278	279,235	4.7%	535,920	542,125	(1.1)%
Total revenues	5,532,726	3,627,846	52.5%	10,336,595	7,432,854	39.1%
Costs and expenses:
Purchased transportation and related services	4,519,305	2,762,590	63.6%	8,400,590	5,762,703	45.8%
Purchased products sourced for resale	264,245	250,803	5.4%	484,449	487,745	(0.7)%
Direct internally developed software amortization	4,802	3,991	20.3%	9,449	7,736	22.1%
Total direct expenses	4,788,352	3,017,384	58.7%	8,894,488	6,258,184	42.1%
Gross profit	$744,374	$610,462	21.9%	$1,442,107	$1,174,670	22.8%
Plus: Direct internally developed software amortization	4,802	3,991	20.3%	9,449	7,736	22.1%
Adjusted gross profit	$749,176	$614,453	21.9%	$1,451,556	$1,182,406	22.8%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% change	2021	2020	% change

Total revenues	$5,532,726	$3,627,846	52.5%	$10,336,595	$7,432,854	39.1%
Operating income	260,604	188,787	38.0%	483,933	298,227	62.3%
Operating margin	4.7%	5.2%	(50) bps	4.7%	4.0%	70 bps

Adjusted gross profit	$749,176	$614,453	21.9%	$1,451,556	$1,182,406	22.8%
Operating income	260,604	188,787	38.0%	483,933	298,227	62.3%
Adjusted operating margin	34.8%	30.7%	410 bps	33.3%	25.2%	810 bps

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,

	2021	2020	% change	2021	2020	% change

Revenues:
Transportation	$5,240,448	$3,348,611	56.5%	$9,800,675	$6,890,729	42.2%
Sourcing	292,278	279,235	4.7%	535,920	542,125	(1.1)%
Total revenues	5,532,726	3,627,846	52.5%	10,336,595	7,432,854	39.1%
Costs and expenses:
Purchased transportation and related services	4,519,305	2,762,590	63.6%	8,400,590	5,762,703	45.8%
Purchased products sourced for resale	264,245	250,803	5.4%	484,449	487,745	(0.7)%
Personnel expenses	362,901	300,483	20.8%	723,736	630,703	14.8%
Other selling, general, and administrative expenses	125,671	125,183	0.4%	243,887	253,476	(3.8)%
Total costs and expenses	5,272,122	3,439,059	53.3%	9,852,662	7,134,627	38.1%
Income from operations	260,604	188,787	38.0%	483,933	298,227	62.3%
Interest and other expense	(13,497)	(10,211)	32.2%	(24,757)	(25,439)	(2.7)%
Income before provision for income taxes	247,107	178,576	38.4%	459,176	272,788	68.3%
Provision for income taxes	53,318	34,637	53.9%	92,082	50,703	81.6%
Net income	$193,789	$143,939	34.6%	$367,094	$222,085	65.3%

Net income per share (basic)	$1.45	$1.07	35.5%	$2.74	$1.64	67.1%
Net income per share (diluted)	$1.44	$1.06	35.8%	$2.71	$1.64	65.2%

Weighted average shares outstanding (basic)	133,275	135,010	(1.3)%	133,888	135,241	(1.0)%
Weighted average shares outstanding (diluted)	134,856	135,610	(0.6)%	135,276	135,776	(0.4)%

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2021
Total revenues	$3,585,481	$1,450,794	$496,451	$5,532,726
Adjusted gross profits(1)	436,596	238,754	73,826	749,176
Income from operations	151,092	108,212	1,300	260,604
Depreciation and amortization	6,534	6,276	10,127	22,937
Total assets (2)	3,278,540	1,852,473	775,551	5,906,564
Average headcount	6,580	4,909	3,916	15,405

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2020
Total revenues	$2,475,292	$707,820	$444,734	$3,627,846
Adjusted gross profits(1)	379,556	162,960	71,937	614,453
Income (loss) from operations	136,846	58,775	(6,834)	188,787
Depreciation and amortization	7,201	9,206	9,351	25,758
Total assets (2)	2,793,290	1,029,203	1,003,196	4,825,689
Average headcount	6,960	4,726	3,608	15,294
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2021
Total revenues	$6,796,904	$2,606,833	$932,858	$10,336,595
Adjusted gross profits(1)	857,704	453,054	140,798	1,451,556
Income (loss) from operations	287,876	198,801	(2,744)	483,933
Depreciation and amortization	13,159	11,925	21,131	46,215
Total assets (2)	3,278,540	1,852,473	775,551	5,906,564
Average headcount	6,578	4,832	3,823	15,233

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2020
Total revenues	$5,299,037	$1,238,204	$895,613	$7,432,854
Adjusted gross profits(1)	752,334	291,274	138,798	1,182,406
Income (loss) from operations	235,372	70,734	(7,879)	298,227
Depreciation and amortization	12,455	18,355	19,341	50,151
Total assets (2)	2,793,290	1,029,203	1,003,196	4,825,689
Average headcount	6,981	4,763	3,594	15,338

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$172,803	$243,796
Receivables, net of allowance for credit loss	3,166,769	2,449,577
Contract assets, net of allowance for credit loss	292,760	197,176
Prepaid expenses and other	90,230	51,152
Total current assets	3,722,562	2,941,701

Property and equipment, net of accumulated depreciation and amortization	174,194	178,949
Right-of-use lease assets	299,313	319,785
Intangible and other assets, net of accumulated amortization	1,710,495	1,703,823
Total assets	$5,906,564	$5,144,258

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,689,368	$1,283,364
Accrued expenses:
Compensation	150,393	138,460
Transportation expense	226,741	153,574
Income taxes	29,711	43,700
Other accrued liabilities	153,092	154,460
Current lease liabilities	65,859	66,174
Current portion of debt	271,215	—
Total current liabilities	2,586,379	1,839,732

Long-term debt	1,095,798	1,093,301
Noncurrent lease liabilities	249,068	268,572
Noncurrent income taxes payable	25,968	26,015
Deferred tax liabilities	28,642	22,182
Other long-term liabilities	14,539	14,523
Total liabilities	4,000,394	3,264,325

Total stockholders’ investment	1,906,170	1,879,933
Total liabilities and stockholders’ investment	$5,906,564	$5,144,258

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Six Months Ended June 30,
	2021	2020
Operating activities:
Net income	$367,094	$222,085
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	46,215	50,151
Provision for credit losses	(36)	9,374
Stock-based compensation	53,150	22,351
Deferred income taxes	(2,474)	(729)
Excess tax benefit on stock-based compensation	(9,367)	(11,999)
Other operating activities	933	12,341
Changes in operating elements, net of acquisitions:
Receivables	(717,340)	(48,937)
Contract assets	(96,154)	(22,451)
Prepaid expenses and other	(38,971)	8,744
Accounts payable and outstanding checks	406,875	220,276
Accrued compensation	12,115	12,312
Accrued transportation expenses	73,167	20,284
Accrued income taxes	(4,431)	14,423
Other accrued liabilities	210	(6,345)
Other assets and liabilities	1,612	3,763
Net cash provided by operating activities	92,598	505,643

Investing activities:
Purchases of property and equipment	(12,856)	(11,621)
Purchases and development of software	(16,981)	(13,418)
Acquisitions, net of cash acquired	(14,749)	(223,230)
Other investing activities	—	5,525
Net cash used for investing activities	(44,586)	(242,744)

Financing activities:
Proceeds from stock issued for employee benefit plans	36,674	20,295
Total repurchases of common stock	(285,987)	(83,529)
Cash dividends	(139,756)	(137,104)
Proceeds from short-term borrowings	1,661,000	979,600
Payments on short-term borrowings	(1,390,038)	(1,122,600)
Net cash used for financing activities	(118,107)	(343,338)
Effect of exchange rates on cash	(898)	(5,183)

Net change in cash and cash equivalents	(70,993)	(85,622)
Cash and cash equivalents, beginning of period	243,796	447,858
Cash and cash equivalents, end of period	$172,803	$362,236

	As of June 30,
Operational Data:	2021	2020
Employees	15,705	15,113

Source: C.H. Robinson
CHRW-IR